SUB-ITEM 77(H)
CHANGES IN CONTROL OF REGISTRANT

During the month of February 2011, the percentage of shares in the Golden Small Cap Core Fund (the "Fund") registered to Wells Fargo Bank NA fell to 2.83% of the Fund and thus no longer controlled the Fund as of that date.